Exhibit 99.1
Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
FOR IMMEDIATE RELEASE
Investors:
Jonathan Birt, Financial Dynamics
(212) 850-5634
Media:
Shelley Ducker, Digene
(301) 944-7610
Sean Leous, Financial Dynamics
(212) 850-5755
DIGENE ANNOUNCES CEO SUCCESSION PLAN
GAITHERSBURG, MARYLAND, June 8, 2006 – Digene Corporation (NASDAQ: DIGE) today announced that Evan Jones, Digene’s Chairman & CEO, expects to retire as CEO during the company’s 2007 fiscal year, once a successor has been appointed. Mr. Jones has been CEO of Digene for the last sixteen years, which includes Digene’s ten years as a public company. During this time period, Mr. Jones helped build Digene into one of the world’s leading women’s health and molecular diagnostic testing companies with rapidly growing revenues now in excess of $150 million annually, profitable operations and a strong balance sheet with over $130 million in cash. Mr. Jones expects to continue as a member of the Digene Board of Directors. As a board member he will participate actively in helping to establish the scientific and strategic direction for the company. The Nominating and Corporate Governance Committee of the Board of Directors will oversee the search for a new CEO and is in the process of retaining an executive search firm to conduct this search.
Evan Jones, Digene’s Chairman & CEO, commented, “Digene is in a period of growth, prosperity and strength and fiscal 2007 is an excellent time to recruit a strong, new CEO to help execute Digene’s strategic plans for the future. Digene has a first-class management team in place and I am grateful for the support I have received from our employees, our Board of Directors, our stockholders and our customers and collaborators. Without this support it would not have been possible to build Digene into the successful and prosperous company that it is today. After 16 years as CEO, it is time for me to move on to the next phase of my professional career. I plan to spend time with my family, pursue several philanthropic interests and explore other professional opportunities. My goal, as a member of the Board of Directors, is to use my experience with the company to help Digene in the next stage of its growth and to help complete a successful transition to a new CEO.”

Joseph Migliara, Director and Chair of the Nominating and Corporate Governance Committee, Digene Corporation commented “As a co-founder and CEO of Digene, Evan has led the company from the start-up phase through its IPO, operational scale-up and the successful commercialization of the Digene HPV test as a growing part of the standard of care for cervical cancer screening worldwide. Having established these milestones and the strong financial performance of the company, Evan has a desire to move on to the next stage of his career. Timing is an important consideration for both Evan and the Board. Digene is now positioned as a global leader in diagnostic testing with excellent products, robust finances and a strong future, and we look forward to finding a new leader to take the company to the next stage of its growth.”
About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the U.S. Food and Drug Administration (FDA), for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s HPV test is also CE-marked in Europe both routine, primary screening and follow-up evaluation of women with inconclusive Paps. It is marketed in more than 40 countries worldwide. In addition, Digene’s product portfolio includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future, as there are a number of meaningful factors that could cause the company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians and the extent of reimbursement for the HPV test by third-party payers, as well as other factors discussed in the company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
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